                                        INTER-CITY PRODUCTS CORPORATION (USA)









==========================================================================


                       CERTIFICATE PURCHASE AGREEMENT
                          (Series 1996-1, Class A)


                          dated as of July 25, 1996


                                    among


               INTER-CITY PRODUCTS RECEIVABLES COMPANY, L.P.,


                    INTER-CITY PRODUCTS CORPORATION (USA)
                          AS THE INITIAL SERVICER,


                      THE PURCHASERS DESCRIBED HEREIN,


                                     and


                          THE CHICAGO CORPORATION,
                                  as Agent


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
                              TABLE OF CONTENTS
                                                                         Page


ARTICLE I
DEFINITIONS

     SECTION 1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . .
2

ARTICLE II
PURCHASE AND SALE OF CERTIFICATES

     SECTION 2.1  The Commitments; Percentages. . . . . . . . . . . . . . .
2
     SECTION 2.2  Purchase Mechanics During Revolving Period. . . . . . . .
3
     SECTION 2.3  Reduction of Stated Amounts . . . . . . . . . . . . . . .
4
     SECTION 2.4  Certificates. . . . . . . . . . . . . . . . . . . . . . .
4

ARTICLE III
REDUCTIONS IN INVESTED AMOUNT

     SECTION 3.1  Transferor's Right to Reduce Invested Amount. . . . . . .
5
     SECTION 3.2 Mandatory Reduction of Invested Amount.. . . . . . . . . .
6
     SECTION 3.3  Notice to Purchasers. . . . . . . . . . . . . . . . . . .
6

ARTICLE IV
TRANCHES, INTEREST AND FEES

     SECTION 4.1  Tranches. . . . . . . . . . . . . . . . . . . . . . . . .
6
     SECTION 4.2  Non-Usage and Minimum Usage Fees. . . . . . . . . . . . .
8
     SECTION 4.3  Yield Protection. . . . . . . . . . . . . . . . . . . . .
8
     SECTION 4.4  Illegality; Unavailability. . . . . . . . . . . . . . . .10
     SECTION 4.5  Indemnity . . . . . . . . . . . . . . . . . . . . . . . .11
     SECTION 4.6  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE V
OTHER PAYMENT TERMS

     SECTION 5.1  Time and Method of Payment. . . . . . . . . . . . . . . .13
     SECTION 5.2  Pro Rata Treatment. . . . . . . . . . . . . . . . . . . .13

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

     SECTION 6.1  Transferor. . . . . . . . . . . . . . . . . . . . . . . .14
     SECTION 6.2  ICP . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     SECTION 6.3  Purchasers. . . . . . . . . . . . . . . . . . . . . . . .16

ARTICLE VII
CONDITIONS

     SECTION 7.1  Conditions to Initial Purchase. . . . . . . . . . . . . .16
     SECTION 7.2  Conditions to Each Purchase . . . . . . . . . . . . . . .20
     SECTION 7.3  Conditions to Signing . . . . . . . . . . . . . . . . . .20

ARTICLE VIII
COVENANTS

     SECTION 8.1  Affirmative Covenants . . . . . . . . . . . . . . . . . .21
     SECTION 8.2  Transfers . . . . . . . . . . . . . . . . . . . . . . . .22
     SECTION 8.3  Procedure Letter and Report . . . . . . . . . . . . . . .22

ARTICLE IX
AGENT; REQUIRED PURCHASERS

     SECTION 9.1  Appointment . . . . . . . . . . . . . . . . . . . . . . .22
     SECTION 9.2  Nature of Duties. . . . . . . . . . . . . . . . . . . . .22
     SECTION 9.3  Lack of Reliance on Agent and Financial Advisor . . . . .23
     SECTION 9.4  Certain Rights of Agent . . . . . . . . . . . . . . . . .23
     SECTION 9.5  Reliance. . . . . . . . . . . . . . . . . . . . . . . . .23
     SECTION 9.6  Indemnification . . . . . . . . . . . . . . . . . . . . .24
     SECTION 9.7  Agent in its Individual Capacity. . . . . . . . . . . . .24
     SECTION 9.8  Resignation by Agent. . . . . . . . . . . . . . . . . . .24
     SECTION 9.9 Required Purchasers.   . . . . . . . . . . . . . . . . . .25
     SECTION 9.10  Agent Administration Fee . . . . . . . . . . . . . . . .25

ARTICLE X
MISCELLANEOUS PROVISIONS

     SECTION 10.1  Amendments . . . . . . . . . . . . . . . . . . . . . . .25
     SECTION 10.2  No Waiver; Remedies. . . . . . . . . . . . . . . . . . .26
     SECTION 10.3  Successors and Assigns; Assignments. . . . . . . . . . .26
     SECTION 10.4  Survival of Agreement. . . . . . . . . . . . . . . . . .29
     SECTION 10.5  Expenses; Indemnification. . . . . . . . . . . . . . . .29
     SECTION 10.6  Entire Agreement . . . . . . . . . . . . . . . . . . . .31
     SECTION 10.7  Notices. . . . . . . . . . . . . . . . . . . . . . . . .31
     SECTION 10.8  No Third-Party Beneficiaries . . . . . . . . . . . . . .31

     SECTION 10.9  Severability of Provisions . . . . . . . . . . . . . . .31
     SECTION 10.10  Counterparts. . . . . . . . . . . . . . . . . . . . . .32
     SECTION 10.11  Governing Law . . . . . . . . . . . . . . . . . . . . .32
     SECTION 10.12  Tax Characterization. . . . . . . . . . . . . . . . . .32
     SECTION 10.13  No Proceedings. . . . . . . . . . . . . . . . . . . . .32

                                  SCHEDULE

SCHEDULE I                     Stated Amounts and Percentages


                                  EXHIBITS

EXHIBIT A                      Form of Pooling and Servicing Agreement
EXHIBIT B                      Form of Receivables Purchase Agreement
EXHIBIT C                      Form of Series 1996-1 Supplement
EXHIBIT D                      Form of Assignment Agreement


                                  APPENDIX

APPENDIX X         Index of Additional Defined Terms

        This CERTIFICATE PURCHASE AGREEMENT, dated as of July 25, 1996 (this "Agreement"), is made among INTER-CITY PRODUCTS RECEIVABLES COMPANY, L.P., a Tennessee limited partnership ("Transferor"), INTER-CITY PRODUCTS CORPORATION (USA), a Delaware corporation ("ICP", "Servicer" or "Initial Servicer"), the purchasers named on the signatures pages of this Agreement (together with their respective permitted assigns, the "Purchasers"), and THE CHICAGO CORPORATION, as agent for the Purchasers (in that capacity, together with any successors in that capacity, "Agent").

                                 BACKGROUND

        1. Transferor will enter into (a) a Pooling and Servicing Agreement substantially in the form of Exhibit A (the "Pooling Agreement") with Initial Servicer, as initial Servicer, and, LaSalle National Bank, a national banking association, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) a Receivables Purchase Agreement substantially in the form of Exhibit B and (c) a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit C (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1, Class A Certificates (the "Certificates"), which will represent fractional undivided beneficial interests in the assets of the Inter-City Products Receivables Master Trust (the "Trust"), a trust to be organized pursuant to the Pooling Agreement.

        2. Transferor wishes to sell the Certificates to the Purchasers and obtain their commitment to purchase fractional undivided beneficial interests in the assets of the Trust (each a "Trust Interest") that will be evidenced by the Certificates. Subject to the terms and conditions of this Agreement, each Purchaser is willing (a) to purchase a Certificate with an initial Stated Amount in the amount set forth opposite its name on Schedule I to this Agreement and (b) to agree to so make purchases of Trust Interests up to the Stated Amount (as defined below) set forth opposite its name on Schedule I. Initial Servicer has joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchasers and the Agent.
                                  ARTICLE I
                                 DEFINITIONS

        SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.

                                 ARTICLE II
                      PURCHASE AND SALE OF CERTIFICATES

        SECTION 2.1 The Commitments; Percentages. Subject to the terms and conditions of this Agreement, the Pooling Agreement and the Supplement, each Purchaser agrees, severally and for itself alone, upon Transferor's request (through Servicer), to make purchases (each a "Purchase") of Trust Interests from time to time during the Revolving Period for the 1996-1 Certificates; provided, that no Purchaser will be required or permitted to make a Purchase on any date if the funded principal amount of its Certificate, after giving effect to the Purchase, would exceed the lesser of (a) the Stated Amount of its Certificate and (b) its Class Percentage multiplied by the Class A Invested Amount. In addition, no Purchaser will be required or permitted to make a Purchase if, after giving effect thereto (and any corresponding reduction to the Series Invested Amount pursuant to Section 3.1), the Net Invested Amount would exceed the Base Amount. The Purchases by the Purchasers shall be made ratably in accordance with their respective Class Percentages; provided, that the failure of any Purchaser to make any Purchase shall not relieve any other Purchaser of its obligation to make Purchases hereunder. No Purchaser shall, however, be responsible for the failure of any other Purchaser to make any Purchase. Subject to the terms of this Agreement, the aggregate principal amount of a Purchaser's investment represented by its Certificate may be increased or decreased from time to time.

        For purposes of this Agreement, (i) "Class Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all of the Purchasers' Certificates and (ii) "Series Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts for all of the Series 1996-1 Certificates. The initial Class Percentages and Series Percentages of the initial Purchasers are set forth opposite their names on Schedule I.

        SECTION 2.2 Purchase Mechanics During Revolving Period. (a) During the Revolving Period, whenever Transferor wishes the Purchasers to make Purchases, it shall cause Servicer to notify the Agent and the Trustee if the Trust Interests to be purchased initially will be (i) the one permitted ABR Tranche, not later than 11:00 a.m., New York City time, two Business Days prior to the date of the proposed Purchase and (ii) one of the three permitted Eurodollar Tranches, not later than 11:00 a.m., New York City time, three London/U.S. Business Days prior to the date of the proposed Purchase; provided that the Trust Interests acquired in the initial Purchase hereunder shall be the ABR Tranche unless the Servicer notifies the Agent and obtains the prior written consent of the Agent at least three London/U.S. Business Days prior to such initial Purchase to allow such initial Purchase to constitute a Eurodollar Tranche; provided further that the total number of Tranches may not exceed three at any one time. Each notice shall be irrevocable and shall in each case refer to this Agreement and specify (x) the aggregate purchase price for the requested Purchases (which shall be in a minimum amount of $2,000,000 or a greater integral multiple of $1,000,000 (or in the total unutilized amount of the various Purchasers' Stated Amounts)), (y) whether the Trust Interests to be purchased will be the ABR Tranche or a Eurodollar Tranche and (z) the date of the Purchase (which shall be a London/U.S. Business
Day) and the amount thereof. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of the amount of each Purchaser's Purchase. No requests that the Purchasers make Purchases shall be made by the Transferor during the Amortization Period or Early Amortization Period.

        (b) After receiving notice from the Agent of any notice given pursuant to subsection (a) and subject to the conditions in Article VII, each Purchaser shall make a Purchase in the amount of its pro rata portion of aggregate Purchases requested to be made, ratably according to its Class Percentage, on the proposed date thereof by wire transfer in Dollars of immediately available funds to Transferor.

        (c) The Agent shall be entitled to receive from Collections a fee (an "Administration Fee") equal to (i) the aggregate number of Purchases, reductions in the Invested Amount of a Tranche, reductions in the Stated Amount and modifications in the allocation of the Trust Interests among the Eurodollar Tranches and the ABR Tranche occurring during any calendar month in excess of two multiplied by (ii) $1,000. The Administration Fee shall be payable in arrears on the Distribution Date following such calendar month. Such Administration Fees shall constitute "Additional Amounts" for purposes of the Supplement.

        (d) Notwithstanding anything to the contrary, if any Purchaser's funding source fails to provide it with funds necessary to make a Purchase, such Purchaser shall not have any obligation under Section 2.1 to make such Purchase.

        SECTION 2.3  Reduction of Stated Amounts.   (a) Transferor may
reduce the Stated Amounts of the Certificates effective as of any Distribution Date by delivering an irrevocable notice to the Agent and the Trustee, not later than 11:00 a.m., New York City time, at least ten Business Days prior to such Distribution Date; provided, that (i) each partial reduction of the Stated Amounts shall be, in the aggregate for all Certificates, in an integral multiple of $1,000,000; (ii) no partial reduction shall be made that would reduce the aggregate Stated Amounts to an amount less than the Class A Invested Amount at the time of the reduction; and (iii) no such reduction shall be effected unless the Commitment Reduction Fee is paid on the date of such reduction. Each reduction in the Stated Amounts shall be made ratably among the Purchasers in accordance with their respective Stated Amounts. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section. Each reference in this Agreement to the "Stated Amount" of a Certificate means the Stated Amount of the Certificate after giving effect to any reductions made pursuant to this section.

        (b) Each Purchaser shall be entitled to receive from Collections a fee (a "Commitment Reduction Fee") determined for each reduction in the Stated Amount (x) pursuant to this Section 2.3 or (y) upon the occurrence of an Early Amortization Event (in which case the Stated Amount, for purposes of this paragraph 2.3(b), will be deemed to be reduced to zero), equal to the sum of (i) the product of (A) the amount of such reduction multiplied by (B) the number of months or partial months from the date of such reduction until the Expected Final Payment Date multiplied by (C) 0.03% and (ii) the product of (A) the lesser of (x) the amount of such reduction or (y) $35,000,000 less the Stated Amount (after taking into account such reduction, but in any event, not less than zero) multiplied by
(B) the number of months or partial months from the date of such reduction until the Expected Final Payment Date multiplied by (C) 0.03%. The Commitment Reduction Fee shall be payable on the Distribution Date such reduction is effected.

        SECTION 2.4 Certificates. The outstanding amounts of the Purchases made by each Purchaser shall be evidenced by its Certificate, to be issued on the Closing Date substantially in the form of Exhibit A (Part
I) to the Supplement.

Each Purchaser shall and is hereby authorized to record on the grid attached to its Certificate (or at its option, in its internal books and records) the date and amount of each Purchase made by it, the amount of each repayment of the principal amount represented by its Certificate, the portions of its Purchases that are from time to time allocated to the ABR Tranche and any Eurodollar Tranche, and any reductions to the Stated Amount of its Certificate made pursuant to Section 2.3(a) (which shall be conclusive absent manifest error); provided, that failure to make any recordation on the grid or records or any error in the grid or records shall not adversely affect the Purchaser's rights with respect to its interest in the assets of the Trust and its right to receive interest in respect of the outstanding principal amount of all Purchases made by the Purchaser.

                                 ARTICLE III
                        REDUCTIONS IN INVESTED AMOUNT

        SECTION 3.1 Transferor's Right to Reduce Invested Amount. (a) During the Revolving Period, if Transferor wishes to reduce the Class A Invested Amount of any Tranche, Transferor shall notify the Agent and the Trustee in writing, not later than 11:00 a.m., New York City time, three London/U.S. Business Days prior to the date of the proposed reduction (and state in such notice the desired amount of the reduction and to which Tranche(s) such reduction would apply), and cause an amount of funds equal to the desired amount of the reduction that are available for this purpose in accordance with the terms of the Supplement to be transferred to the Agent on the date of the proposed reduction, for the account of the Purchasers (and application to the respective and ratable reduction of the funded principal amount of the Certificate of each Purchaser); provided that any reduction to the aggregate funded principal amounts represented by the Certificates must be in a minimum amount of $1,000,000 (or the entire funded principal amount, if less) or integral multiples thereof and the remaining Class A Invested Amount, if any, must be equal to or greater than $2,000,000; provided, further that the amount of the desired reduction (as of the receipt of such notice by the Agent until such funds are transferred to the Agent) shall not exceed the sum, without duplication, of the funds that are then available to be applied to reduce the Class A Invested Amount in accordance with the terms of the Supplement; provided, further, that no repayment in respect of a Eurodollar Tranche on a day other than the last day of the related Interest Period shall be permitted unless an amount of funds equal to the Breakage Fee, if any, payable on the date of such reduction has been transferred to the Agent on such date. In the event any Tranche is reduced to zero on a date other than the last day of the Interest Period applicable to such Tranche, then, notwithstanding anything herein or in the Supplement to the contrary, such Tranche shall be deemed to be in existence until the last day of such Interest Period for purposes of calculating the number of outstanding Tranches and determining whether an additional Eurodollar Tranche or ABR Tranche is available. Such Breakage Fees shall constitute "Additional Amounts" for purposes of the Supplement.

        (b) Notwithstanding the foregoing, any reduction in the Class A Invested Amount shall only be effective if (i) the Base Amount is then greater than the Net Invested Amount or (ii) the Transferor or Servicer obtains the prior written consent from the Agent.

        SECTION 3.2 Mandatory Reduction of Invested Amount. During the Amortization Period or Early Amortization Period, Transferor shall notify the Agent and the Trustee in writing, not later than 11:00 a.m., New York City time, three London/U.S. Business Days prior to the Interest Payment Date applicable to each Tranche that it will repay all or a portion of the Invested Amount applicable to such Tranche and shall state in such notice the amount of funds deposited in the Principal Funding Account as of the time of such notice, and shall cause an amount of funds equal to the lesser of (i) the principal amount of such Tranche and (ii) the amount of funds deposited in the Principal Funding Account as of the time of such notice, to be transferred to the Agent on the date of the reduction, for the account of the Purchasers (and for application to the respective and ratable reduction of the funded principal amount of the Certificate of each Purchaser).

        SECTION 3.3 Notice to Purchasers. The Agent shall promptly advise the Purchasers of any notice received by the Agent pursuant to Sections 3.1 or 3.2.

                                 ARTICLE IV
                         TRANCHES, INTEREST AND FEES

        SECTION 4.1 Tranches. (a) Each time Transferor requests the Purchasers to make Purchases hereunder, Transferor will notify the Agent and Servicer in writing as to whether the Trust Interests included in the Purchase shall, in whole or in part, be deemed to be the one permitted ABR Tranche or (subject to subsections (b)(iii) and (b)(iv) below) one of the three permitted Eurodollar Tranches (subject to the limitation in Section
4.1 of the Supplement that the total number of Tranches may not exceed three at any one time).

        (b) Subject to the terms and conditions set forth in this section and Sections 4.4 and 4.5, unless Transferor notifies Agent and Servicer to the contrary on or before 11:00 a.m., New York City time, on the third London/U.S.

Business Day preceding the end of an Interest Period, subject to Section 3.1, (x) on the last day of such Interest Period, if such Interest Period relates to the ABR Tranche, such ABR Tranche shall convert to a Eurodollar Tranche (and such conversion shall be deemed to increase the number of Eurodollar Tranches by one and reduce the number of ABR Tranches to zero) and (y) on the last day of such Interest Period, if such Interest Period relates to a Eurodollar Tranche, such Eurodollar Tranche shall continue as a new Eurodollar Tranche (and such continuance shall not be deemed to increase the number of Eurodollar Tranches), in each case, the Interest Period for such Tranche shall commence immediately upon the termination of the prior Interest Period; provided, that:

                 (i) subject to Section 4.4, each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche, and

                 (ii) if less than all of the outstanding amount of any Tranche shall be converted or continued (i.e., if a portion of the Class A Invested Amount is reduced pursuant to Article III), the aggregate amount of the Tranche converted or continued shall be in an amount equal to $2,000,000 or an integral multiple of $1,000,000 in excess of $2,000,000.

        (c) Subject to the terms and conditions set forth in this section, if Transferor wishes to continue an existing ABR Tranche for the subsequent Interest Period applicable to such Tranche, or convert an existing Eurodollar Tranche into the ABR Tranche for the subsequent Interest Period applicable to such Tranche, Transferor shall notify the Agent in writing of such election not later than 11:00 a.m., New York City time, on the third London/U.S. Business Day preceding the end of the Interest Period applicable to the Tranche to be so continued or converted, in which case the number of Eurodollar Tranches and ABR Tranches shall be adjusted accordingly and the Interest Period for such Tranche shall commence immediately upon the termination of the prior Interest Period; provided, that each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche.

        (d) In accordance with Section 4.1 of the Supplement, each Purchaser and the Agent will be entitled to receive additional interest (at the rate specified therein) on amounts that are not paid when due under this Agreement or under its Certificate.

        (e) The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of each Purchaser's portion of any converted or continued Tranche.

        SECTION 4.2  Non-Usage and Minimum Usage Fees.   (a) Each
Purchaser shall be entitled to receive from Collections a fee (a "Non-Usage Fee") for the period from and including the date hereof, until the end of the Revolving Period, equal to 0.55% per annum, on the daily average of (i) the Stated Amount of its Certificate minus (ii) the amount represented by the Purchaser's Class Percentage of the Class A Invested Amount. The Non-Usage Fee shall be payable in arrears on each Distribution Date. The Non-Usage Fee for any Distribution Date shall be calculated on the basis of the actual number of days elapsed since the preceding Distribution Date (or, if prior to the first subsequent Distribution Date after the Closing Date, during the period from the Closing Date to such Distribution Date) over a year of 360 days.

        (b) Each Purchaser shall be entitled to receive from Collections an annual fee (a "Minimum Usage Fee") determined as of each anniversary of the First Issuance Date, equal to the product of (i) the difference between
(A) the quotient determined by dividing (x) the aggregate of the amounts represented by the Purchaser's Class Percentage of the Class A Invested Amount as of the end of each day in such period by (y) the number of days in such period minus (B) the result of (1) $11,600,000 minus (2) the weighted average Class B Invested Amount during such period multiplied by
(ii) 0.65%. The Minimum Usage Fee shall be payable in arrears on the first Distribution Date following each anniversary of the First Issuance Date.

Such Minimum Usage Fees shall constitute "Additional Amounts" for purposes of the Supplement.

        SECTION 4.3 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

                 (i) any law, rule or regulation (including any imposition or increase of reserve requirements) or any interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

                 (ii) the compliance by a Purchaser with any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject a Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Purchaser or the office from time to time that it designates to the Agent as the office through which it makes and maintains its Purchases comprising part of a Eurodollar Tranche (as to each Purchaser, its "LIBOR Office") or impose any other condition on a Purchaser affecting its Eurodollar Tranches or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to the Purchaser of agreeing to make or making, funding or maintaining Purchases as Eurodollar Tranches, or there shall be a reduction in the amount received or receivable by the Purchaser or its LIBOR Office, then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent and the Trustee), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, additional amounts sufficient to indemnify that Purchaser against the increased cost or reduction in amounts received or receivable shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts solely from amounts allocated thereto and paid pursuant to the Supplement.

        (b) If a Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Purchaser's capital or the capital of its holding company as a consequence of this Agreement, the commitment of such Purchaser to make Purchases or the Purchases made by such Purchaser pursuant hereto to a level below what the Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, any additional amounts as will compensate the Purchaser or its holding company for the reduction shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts solely from amounts allocated thereto and paid pursuant to the Supplement.

        (c) A Purchaser shall promptly notify Transferor, Servicer and the Agent in writing of any event of which it has knowledge occurring after the date hereof that will entitle it to compensation pursuant to this section. A certificate of the Purchaser, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate the Purchaser or its holding company as specified in subsection (a) or (b), as the case may be, shall be delivered to Transferor and Servicer and shall be conclusive absent manifest error.

        (d) Failure on the part of a Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period. The protection of this section shall be available to the Purchasers regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

        (e) Promptly after giving any notice to Transferor pursuant to this section, a Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchases will be made after the designation if it will avoid the need for, or materially reduce the amount of, any payment to which the Purchaser would otherwise be entitled pursuant to this section and will not, in the sole discretion of the Purchaser, be otherwise disadvantageous to the Purchaser.

        SECTION 4.4 Illegality; Unavailability. (a) In the event that on any date any Purchaser shall have determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Purchases as Eurodollar Tranches has become unlawful by compliance by the Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring after the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, such Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor, Servicer and the Agent (which notice the Agent shall promptly transmit to each other Purchaser) of that determination. The obligation of the affected Purchaser to make or maintain its Purchases as Eurodollar Tranches during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for any Eurodollar Tranche or when required by law, and Transferor shall, no later than the time specified for the termination, convert any Purchases of the affected Purchaser that constitute part of any Eurodollar Tranche into ABR Tranches (in which case, notwithstanding anything herein or in the Supplement to the contrary, the number of ABR Tranches may be increased to up to three).

        (b) If, prior to the beginning of any Interest Period, the Agent shall have determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the LIBOR rate applicable to a Eurodollar Tranche, then the Agent shall promptly give notice of this determination to Transferor, Servicer and each Purchaser. Thereafter, and continuing until the Agent shall notify Transferor, Servicer and each Purchaser that the circumstances giving rise to this determination no longer exist, (x) each Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into a part of the ABR Tranche, (y) the right of Transferor to request Eurodollar Tranches shall be suspended and (z) any Purchases requested to be made as Eurodollar Tranches prior to such time but not yet made shall be made as ABR Tranches.

        SECTION 4.5 Indemnity. (a) If a Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund any Purchase of a Certificate as a Eurodollar Tranche and any loss sustained in connection with the re-deployment of such funds) as a result of (i) the failure of a Purchase to be made on a date specified therefor in a notice delivered by Transferor pursuant to Section
2.2 (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (ii) any repayment, including under Section 3.1, of any part of the Invested Amount allocated to a Eurodollar Tranche on a date that is other than the date specified in a notice of repayment given by Servicer, then, upon written notice (which notice shall be signed by an officer of the Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from the Purchaser to Transferor and Servicer, additional amounts sufficient to indemnify the Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        (b) In the event the Class A Invested Amount allocable to any Tranche is reduced on a day other than the last day of the Interest Period applicable to such Tranche, each Purchaser shall be entitled to receive from Collections a fee (a "Breakage Fee") which fee shall be payable on the date of such reduction, in an amount equal to the product of (A) the amount of such reduction multiplied by (B) the excess, if any, of (x) LIBOR plus the Class A Certificate Spread (for a Eurodollar Tranche), the Alternate Base Rate plus the Class A Certificate Spread (for an ABR Tranche) over (y) the rate quoted by the Trustee on purchases of its commercial paper multiplied by (C) the number of days from the day of determination to the last day of such Distribution Period divided by 360; provided that if the Trustee's commercial paper ceases to be rated at least "A-1+" by S&P or if such commercial paper is not available, then the Agent may designate another commercial paper issuer for purposes of clause (y) above.

Such Breakage Fees shall constitute "Additional Amounts" for purposes of the Supplement.

        SECTION 4.6 Taxes. (a) Any and all payments made to each Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed by the jurisdiction in which that Purchaser's principal office (and/or the office where it books its investment in its Certificate) is located on all or part of the net income, profits or gains of that Purchaser (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If Trustee or the Agent are required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Certificate to a Purchaser, then the sum payable shall be increased by the amount necessary to yield to such Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions or withholdings been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        (b)  Whenever any Taxes are paid by Trustee pursuant to subsection
(a), as promptly as possible thereafter Servicer shall send to the relevant Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, the Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnify it for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and the

Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        (c) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, as requested by Servicer, to keep forms up to date), each Purchaser, including any Assignee, that is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness for Federal income tax purposes, it is exempt from existing United States Federal withholding (including backup withholding) requirements, including (i) two original copies of Internal Revenue Service Form 1001 or Form 4224 or successor applicable form, properly completed and duly executed by the Purchaser or Assignee certifying that it is entitled to receive payments under this Agreement or any Certificate without deduction or withholding of any United States Federal income taxes, and
(ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed; provided, that if any Purchaser does not comply with this subsection 4.6(c), amounts payable to such Purchaser under this Section 4.6 shall be limited to amounts that would have been payable under this section if such Purchaser had so complied.

                                  ARTICLE V
                             OTHER PAYMENT TERMS

        SECTION 5.1 Time and Method of Payment. All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to such Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day.

        SECTION 5.2 Pro Rata Treatment. Each repayment of the principal of the Certificates, each payment of interest thereon, each payment of the Non-Usage Fee, each reduction of the Stated Amounts of the Certificates and each conversion or continuation of any Tranche in respect of the Certificates (except as otherwise required by Sections 4.3(c) and 4.4(b) with respect to conversions) shall be allocated pro rata among the Purchasers of the Certificates on the date of payment or reduction, in accordance with their respective Class Percentages, in which case such allocation shall be pro rata in accordance with funded principal amounts). Each Purchaser agrees that in computing its portion of any

Purchases to be made hereunder, the Agent may, in its discretion, round each Purchaser's pro rata share of the Purchases to the next higher or lower whole dollar amount.

                                 ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES

        SECTION 6.1 Transferor. As of the Closing Date, Transferor represents and warrants to the Purchasers and the Agent that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the Closing Date, and further represents and warrants that:

                 (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

                 (b) assuming the accuracy of each Purchaser's representations set out in Section 6.3 and that no Purchaser (and no Person acting on any Purchaser's behalf) has made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificates in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

                 (c) Transferor has not dealt with any financial advisor, or other Person who may be entitled to any commission or compensation in connection with the sale of the Certificates;

                 (d) no information supplied by or on behalf of Transferor, ICP or any of its Subsidiaries to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; and

                 (e) the Certificates have been duly and validly authorized by Transferor and, from and after the date on which the Certificates are executed by Transferor and authenticated by the Trustee in accordance with the terms of the Pooling Agreement and the Supplement and delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will be validly issued and outstanding and will constitute valid and legally binding obligations of the Trust entitled to the benefits of the Pooling Agreement and the Supplement and enforceable against the Trust in accordance with their terms.

        SECTION 6.2 ICP. As of the Closing Date, ICP represents and warrants to the Purchasers and the Agent that:

                 (a) each of its representations and warranties in the Pooling Agreement (in its capacity as Servicer) and the Purchase Agreement (in its capacity as a Seller) is true and correct, as if made on the Closing Date with the same effect as if made on that date (unless specifically stated to relate to an earlier date);

                 (b) the audited consolidated balance sheet of ICP and its consolidated Subsidiaries as at the end of ICP's most recent fiscal year and the related statement of earnings, stockholders' equity and cash flows of ICP and its consolidated Subsidiaries for such fiscal year and the unaudited consolidated balance sheet of ICP and its consolidated Subsidiaries as at the end of ICP's most recent fiscal quarter and the related statement of earnings, stockholders' equity and cash flows of ICP and its consolidated Subsidiaries for such fiscal quarter, copies of which have been furnished to the Trustee and each Purchaser, fairly present the consolidated financial position and business of ICP and its consolidated Subsidiaries as at the dates specified therein and the consolidated results of the operations of ICP and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied throughout the periods reflected therein;

                 (c) since January 1, 1996 through the Closing Date, (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or ICP whether or not arising in the ordinary course of business, and (ii) there have been no transactions entered into by Transferor, ICP or the Sellers that are material with respect to the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or ICP; and

                 (d) no information supplied by or on behalf of Transferor, ICP or any of its Subsidiaries to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

        SECTION 6.3 Purchasers. As of the Closing Date (or such later date on which it acquires its Certificate in accordance with Section 10.3), each Purchaser represents and warrants (and each Assignee shall be deemed to represent and warrant as of the date that its assignment becomes effective) that it is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act).

                                 ARTICLE VII
                                 CONDITIONS

        SECTION 7.1 Conditions to Initial Purchase. The obligation of each Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that

                 (a) the conditions precedent specified in Section 4.1 of the Purchase Agreement and Sections 5.1 and 5.2 of the Class B Certificate Purchase Agreement (other than those that relate to this Agreement) shall be satisfied;

                 (b) the Agent shall have received, for the account of such Purchaser, a duly executed and authenticated Certificate registered in its name and in a Stated Amount equal to the amount set out opposite its name on Schedule I to this Agreement;

                 (c) the Agent shall have received from the Transferor (i) certain fees and reimbursement of any expenses referred to in
        Section 10.5 for which invoices have been presented and (ii) an arrangement fee in the amount of $350,000 ($100,000 of which the Agent hereby acknowledges has already been paid) (the "Arrangement Fee"); and such Purchaser shall have received from the Transferor
        (x) certain fees and reimbursement of any expenses referred to in
        Section 10.5 for which invoices have been presented and (y) a fee (the "Commitment Fee") equal to the Stated Amount for its Certificate multiplied by 0.55%;

                 (d) the Agent shall have received, for the account of such Purchaser, an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Agent):

                         (i) the Pooling Agreement, the Purchase Agreement and the Guaranty, each of which shall be in full force and effect, and all actions required to be taken under those documents in connection with the issuance of the Certificates shall have been taken;

                         (ii)  photocopies of each Account Agreement;

                         (iii)  a certificate of the Secretary, or an
                 Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

                                  (A)  attached copies of resolutions of
                         its Board of Directors (or, if applicable, its managing body) then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents,

                                  (B)  the incumbency and signatures of
                         those of its officers authorized to act with respect to the Transaction Documents, and

                                  (C)  attached copies of its certificate
                         of incorporation and by-laws (or, if applicable, its limited partnership agreement);

                         (iv) a certificate of an Authorized Officer of each of Transferor, Servicer and each Seller as to the satisfaction of the conditions precedent set forth in
                 Section 7.2, and a certificate of Transferor that the representations and warranties of the Transferor set out in this agreement are true and correct as of the date of such initial purchase and that no Early Amortization Event or Unmatured Early Amortization Event exists;

                         (v) a certificate of an appropriate officer of Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificates have been duly authenticated by Trustee in accordance with the Pooling Agreement and an opinion of counsel to Trustee as to related matters;

                         (vi) evidence that each of S&P and DCR has rated the Class A Certificates "AAA";

                         (vii)  the Daily Report for the Closing Date;

                         (viii) agreed-upon procedures letter, in form and substance satisfactory to the Agent, from Coopers & Lybrand LLP with respect to certain historical information provided by ICP relating to the Receivables;

                         (ix) copies of any management or other agreements with regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

                         (x) a pro forma balance sheet of Transferor as of the date hereof, after giving effect to the transactions contemplated by the Supplement, and a certificate of an Authorized Officer of ICP as to the capitalization of Transferor (the amount and type of which capitalization shall be satisfactory to the Agent);

                         (xi) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records in each jurisdiction in which a filing referred to in subsection (xii) is to be made for filings against each Seller (including any predecessors in interest to any Seller going back five years) and Transferor, showing no filings of record that cover any of the Receivables or the other Transferred Assets other than (i) the financing statements referred to in subsection (xii) (to the extent shown in the searches) and (ii) any other filings as to which the Agent has received signed UCC-3 termination statements or pay-off letters in form and substance satisfactory to it;

                         (xii)  confirmation satisfactory to the Agent that
                 (x) the following have been placed with Lexis Document Services or another filing service selected by the Agent for filing, the filing to occur on the Closing Date or the first Business Day thereafter and (y) any filing fees and indebtedness taxes necessary to perfect or protect true security interests by means of such filings have been paid in full:

                                  (A)  UCC financing statements naming each
                         Seller, as seller/debtor, and Transferor, as secured party/purchaser, in each office where the filing is necessary for the perfection of the sales or contribution of Receivables and Related Assets by each Seller to Transferor;

                                  (B)  assignments of such existing UCC
                         financing statements to Trustee, as assignee of the secured party, in each office where the filing is necessary for the perfection of the sales of Receivables and Related Assets by each Seller to Transferor; and

                                  (C)  UCC financing statements naming
                         Transferor, as seller/debtor, and Trustee, as secured party/purchaser, in each office where the filing is necessary for the perfection of the transfers of Receivables and other Transferred Assets by Transferor to Trustee;

                         (xiii) the following opinions addressed to the Agent, the Purchaser and Trustee, and in each case as to the matters and in such form and substance as shall be satisfactory to the Agent, the Purchaser and Trustee:

                                  (A)  opinions of Steptoe and Johnson as
                         to certain corporate and securities matters concerning ICP, Federal and state tax and UCC matters, true sale and non-consolidation; and

                                  (B)   opinions of Tuke Yopp & Sweeney as
                         to certain corporate and securities matters concerning General and Coastline, and Tennessee limited partnership, Tennessee state tax and Tennessee UCC matters; and

                                  (C)   opinions of White & Case and Lewis,
                         Rice & Fingersh as to certain state tax matters under Florida law and Missouri law, respectively;

                         (xiv) evidence, reasonably satisfactory to the Agent and the Purchaser, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

                         (xv)  a solvency certificate of the chief
                 financial officer of ICP with respect to the Sellers, which opinion shall be addressed to the Agent and the Purchasers and shall be in form and substance satisfactory to the Agent;

                         (xvi) such sublicenses and assignments as the Agent shall require with regard to all computer and data recovery software used by Servicer or any Seller in connection with the servicing of the Transferred Assets, which sublicenses and assignments will permit any substitute Servicer to use such software; and

                         (xvii)  any other information, certificates,
                 opinions and documents as the Agent may have reasonably requested.

                 If the conditions specified above have not been fulfilled on the date hereof, any condition specified in this Agreement shall not have been fulfilled when and as required in this Agreement or waived by the Purchasers, in each case a Purchaser's obligations to purchase the Certificates pursuant to this Agreement may be terminated by notice to Transferor. In addition, if, under the circumstances, it shall not be feasible for the Purchasers to invest on the date the funds that are held available by the Purchasers for the Purchase, Transferor and Servicer, jointly and severally shall pay the Purchasers interest on the funds at the Alternate Base Rate plus two percent from the date of the notice until the next succeeding Business Day on which it is feasible for the Purchasers to invest the funds in the Certificates. Nothing in this paragraph shall operate to relieve Transferor from any of its obligations hereunder or otherwise waive any of the Purchasers' rights against Transferor.

        SECTION 7.2 Conditions to Each Purchase. The obligation of each Purchaser to make any Purchase on any day (including those comprising the initial Purchase) shall be subject to the Agent's receipt of the Daily Report for that day and to the conditions precedent that on the date of the Purchase, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

                 (a) the representations and warranties of Transferor and Initial Servicer set out in this Agreement are true and accurate as of that date with the same effect as though made on that date (unless specifically stated to relate to an earlier date); and

                 (b) no Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing.

        The giving of any notice pursuant to Section 2.2 shall constitute a representation and warranty by Transferor, ICP and Initial Servicer that the foregoing statements (limited, in the case of subsection (a) to the representations and warranties of the Person deemed to make the representation and warranty referred to in this sentence) are true.

        SECTION 7.3 Conditions to Signing. (a) Amounts received by the Transferor from the initial Purchase shall be used to pay all expenses then due and payable under the transaction documents.

        (b) If the initial Purchase does not occur on the date hereof, the Transferor shall nevertheless pay all transaction expenses on the date hereof, including the Arrangement Fee, the Commitment Fee, all legal fees, Rating Agency fees and Trustee fees.

                                ARTICLE VIII
                                  COVENANTS


        SECTION 8.1 Affirmative Covenants. Transferor and ICP (in its capacity as a Seller, as Guarantor and as Initial Servicer) each severally covenant and agree that, until the Certificates have been paid in full, it will:

                 (a) duly and timely perform all of its covenants and obligations under each Transaction Document to which it is a party;

                 (b) with reasonable promptness deliver to each Purchaser such information, documents, records or reports respecting the Program or the Receivables as the Purchaser may from time to time reasonably request;

                 (c) at the same time any report (including any Daily Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee under the Pooling Agreement, provide the Agent and each Purchaser with a copy of the report;

                 (d) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon two Business Days prior written notice, permit the Agent (or such other Person as the Agent may designate from time to time) and any Required Person that is a Class A Holder, or their respective agents or representatives (including certified public accountants or other auditors), at the expense of the Servicer paid out of the Servicing Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause
        (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. The Agent may (but shall not be obligated to) conduct, or cause its agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a

        "Receivables Review") whenever the Agent, in its reasonable judgment, deems any such review appropriate.

        SECTION 8.2 Transfers. Purchaser agrees that it will not transfer its Class A Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee and Transferor with a certificate to the effect that such Person is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act).

        SECTION 8.3 Procedure Letter and Report. The Agent shall receive, for the account of the Purchasers, on or before September 30, 1996, an agreed-upon procedures letter in form and substance similar to the procedures letter delivered pursuant to Section 7.1(d)(viii) and a report from Coopers & Lybrand L.L.P. of the type specified in Section 3.7(a)(i) of the Pooling Agreement except that such report shall pertain only to Receivables originated by General and Coastline during the period from the Closing Date through August 31, 1996.

                                 ARTICLE IX
                         AGENT; REQUIRED PURCHASERS

        SECTION 9.1 Appointment. The Purchasers hereby designate The Chicago Corporation as Agent. Each Purchaser hereby irrevocably authorizes the Agent to take action on its behalf under the provisions of the Transaction Documents and any other instruments and agreements referred to therein and to exercise the powers and perform the duties hereunder and thereunder that are specifically delegated to or required of the Agent by the terms hereof and thereof, and any other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its officers, directors, agents or employees.

        SECTION 9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them under any Transaction Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature, the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser, and nothing in any Transaction Document, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of any Transaction Document except as expressly set forth herein.

        SECTION 9.3 Lack of Reliance on Agent and Financial Advisor. Independently and without reliance upon the Agent, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Transferor, the Sellers, Servicer, Guarantor and the Trust in connection with the making and the continuation of each Purchase and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Transferor, the Sellers, Guarantor and Servicer and the merits and risks of an investment in the Certificates, and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of a Purchase or at any time or times thereafter. The Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Transaction Documents or the financial condition of Transferor, the Sellers, Guarantor, Servicer or the Trust or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Transaction Document, or the financial condition of Transferor, the Sellers, Guarantor, Servicer or the Trust or the existence or possible existence of any Early Amortization Event or Unmatured Early Amortization Event.

        SECTION 9.4 Certain Rights of Agent. If the Agent shall request instructions from the Required Class A Purchasers (as defined below) with respect to any act or action (including failure to act) in connection with any Transaction Document, the Agent shall be entitled to refrain from acting or taking the action unless and until the Agent shall have received instructions from the Required Class A Purchasers, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any Transaction Document in accordance with the instructions of the Required Class A Purchasers or for refraining to act in the absence of instruction.

        SECTION 9.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the

Agent believed to be the proper Person. The Agent may consult with legal counsel (including counsel for any Related Person), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts.

        SECTION 9.6 Indemnification. To the extent the Agent is not reimbursed and indemnified by Transferor or Servicer, the Purchasers will reimburse and indemnify the Agent ratably in accordance with their respective Series Percentages from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent (including fees and expenses of legal counsel, accountants and experts) in performing its duties or as a result of any action taken or omitted to be taken by the Agent under any Transaction Document or in any way relating to or arising out of any Transaction Document; provided that no Purchaser shall be liable for any portion of these liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable order).

        SECTION 9.7 Agent in its Individual Capacity. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Transferor or Servicer or any Related Person as if the Agent were not performing the duties specified herein, and may accept fees and other consideration from Transferor or Servicer for services in connection with this Agreement and otherwise without having to account for the same to the Purchasers.

        SECTION 9.8 Resignation by Agent. (a) The Agent may resign at any time by giving notice to Transferor and the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to subsections (b) and (c) below or as otherwise provided below.

        (b) Upon any notice of resignation of the Agent, the Required Class A Purchasers shall appoint a successor Agent hereunder who shall be a commercial bank or trust company, broker-dealer or other financial institution reasonably acceptable to Transferor (it being understood and agreed that each of ABN AMRO Securities (USA) Inc., ABN AMRO Bank, N.A. and any Purchaser is deemed to be acceptable to Transferor).

        (c)  If a successor Agent is not appointed pursuant to subsection
(b) within 30 days after the delivery of the notice referred to in subsection (a), the resigning Agent, with the consent of Transferor, shall then appoint a successor Agent who shall serve as Agent hereunder until the time, if any, that the Required Class A Purchasers appoint a successor Agent as provided above.

        (d) If no successor Agent has been appointed pursuant to subsection (b) or (c) above by the 60th day after the date notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Purchasers shall thereafter perform all the duties of the Agent under the Transaction Documents until the time, if any, that the Required Class A Purchasers appoint a successor Agent as provided above.

        SECTION 9.9 Required Purchasers. "Required Purchasers" means Purchasers (defined for purposes of this Section 9.9 as Purchasers hereunder and under the Certificate Purchase Agreement (Series 1996-1, Class B) dated as of the date hereof, among Inter-City Products Receivables Company, L.P., Inter-City Products Corporation (USA) and the Purchasers described therein) having Series Percentages that aggregate over 50%. "Required Class A Purchasers" means Purchasers having Class Percentages that aggregate over 50%.

        SECTION 9.10 Agent Administration Fee. The Agent shall be entitled to receive a fee (an "Agent Administration Fee") of $5,000 per annum payable in advance as of the Closing Date and each anniversary thereof for rendering administrative services on behalf of the Purchasers. The Agent shall also be entitled to receive reimbursement for traveling expenses incurred in rendering such services. The Agent Administration Fee and the reimbursement for related travel expenses shall constitute "Additional Amounts" for purposes of the Supplement.

                                  ARTICLE X
                          MISCELLANEOUS PROVISIONS

        SECTION 10.1  Amendments. Except as provided in Section 13.1(a) or
(b) of the Pooling Agreement, Transferor, ICP and Initial Servicer shall not amend, waive or otherwise modify any provision of any Transaction Document to which it is a party, consent to any departure therefrom, or grant any waiver or consent thereunder, unless the same shall have been consented to in writing by the Required Purchasers prior to the effectiveness of the same; provided, however, that no amendment modification, waiver or consent shall (a) decrease in any manner the amount of, or delay the timing of, any allocation, payment or distribution in respect of any Certificate without the prior written consent of each Purchaser affected thereby, (b) amend, modify or waive any provision of this Agreement that requires the approval or consent of a specified percentage of Purchasers without the prior written consent of that percentage of Purchasers, (c) amend, modify or waive the provisions of this section with respect to the rights of any Purchaser, or the Class Percentage or Series Percentage of any Purchaser, without the consent of that Purchaser, (d) waive any Early Amortization Event arising from a Bankruptcy Event with respect to Transferor, ICP or any Seller without the consent of each Purchaser, (e) amend or modify the Class Percentage of any Purchaser, without its prior written consent, (f) waive any of the requirements hereunder that the interests of Trustee in the Receivables and the other Transferred Assets be perfected by appropriate UCC filings without the prior written consent of each Purchaser or (g) amend, modify, waive or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from any Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with Section 5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment. Each Purchaser shall be bound by any modification, waiver or consent authorized by this section.

        SECTION 10.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 10.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, ICP, the Agent, the Purchasers and their respective successors and assigns; provided that none of Transferor, Servicer or ICP may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of all the Purchasers, except that Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser or Participant may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under this section. The Agent may (in its sole discretion) assign all or any portion of its rights hereunder or under the Supplement and/or delegate all or any portion of its duties hereunder or under the Supplement to one or more third parties, in which case such assignee or delegee will be deemed the "Agent" with respect to such assigned right or delegated duty for purposes of this Agreement and the Supplement.

        (b) Subject to the terms of Section 10.3(e), any Purchaser may at any time assign to any Permitted Transferee or to one or more banks or institutional investors (each, an "Assignee") all or any part of its participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"); provided that (i) unless assigned to an Affiliate of the Purchaser or to a Permitted Transferee, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $5,000,000, (ii) such Assignee, other than an existing Purchaser, an Affiliate of the Purchaser or a Permitted Transferee, must be reasonably acceptable to the Agent, which acceptance shall not be delayed or withheld unreasonably, (iii) if such Assignee is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), such Assignee shall satisfy the requirements of
Section 4.6(c), provided, that if such Assignee thereafter fails to comply with the requirements of Section 4.6, amounts payable to it under Section
4.6 shall be limited to amounts that would be payable if such Assignee had complied with Section 4.6(c), and (iv) such Assignee shall have certified to the assigning Purchaser that such Assignee is an "accredited investor" as that term is defined in any of paragraphs (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.

        In the event of any assignment, the Purchaser (x) shall comply with Article VI of the Pooling Agreement; provided that no Opinion of Counsel shall be required to be delivered pursuant to Section 6.3(e) of the Pooling Agreement with respect to any transfer to a Permitted Transferee, and (y) shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit D together with a processing and recordation fee of, in the case of assignments to a Purchaser or an Affiliate of a Purchaser, $1,500 and, in cases of any other assignment, $3,500. Within five Business Days of receipt thereof, the Agent shall, if the assignment agreement has been fully executed by the Assignee and the assignor Purchaser, is completed and is in substantially the form of Exhibit D, execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of such five Business Day period or the date of the recording, the assignment will become effective.

        Transferor, Servicer, ICP, the Agent and the Purchasers agree to extend the rights and benefits with respect to Transferor under this Agreement to the Assignee to the extent the Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that the parties hereto shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any required fee, as described above, shall have been delivered to the Agent by the Purchaser and the Assignee and the assignment shall have become effective. Upon the effective assignment of its Credit Exposure, the Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

        (c) The sale or assignment by a Purchaser of any Credit Exposure to any Assignee (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 10.13 and has obtained the prior written consent of the Agent. Transferor and, the Sellers, the Servicer and ICP each authorize the Purchasers to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor, the Sellers, the Servicer or ICP in connection with the Transferee's credit evaluation of the Program prior to entering into this Agreement.

        (d) Notwithstanding any other provision set forth in this Agreement, the Purchasers may at any time create a security interest in all or any portion of their rights under this Agreement and the Certificates in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

        (e) No transfer, assignment or other conveyance of, or sale of any Credit Exposure of a Purchaser in, a Certificate shall be made unless
(i) the aggregate outstanding principal amount of all Certificates transferred, or in which any Credit Exposure is sold, pursuant to such transfer or sale is equal to a principal amount of Certificates that would represent at least 2.1% of the total interests in partnership capital or profits, within the meaning of Treasury Regulation Section 1.7704-1, and
(ii) after giving effect thereto, there shall be no more than 20 Private Holders of Subject Instruments, as reasonably determined by Transferor. No Certificate may be subdivided into an aggregate principal amount that would represent less than 2.1% of the total interest in partnership capital or profits as determined pursuant to the preceding sentence. Any attempted transfer, assignment, conveyance, participation or subdivision in contravention of the preceding restrictions, as reasonably determined by the Transferor, shall be void ab initio and the purported transferor, seller or subdivider of such Certificate shall continue to be treated as the Certificateholder of any such Certificate for all purposes of this Agreement.

        (f) Each Affected Party with respect to each Purchaser shall be entitled to receive additional payments pursuant to Sections 4.3, 4.5, 4.6, and 10.5 as though it were a Purchaser and such Sections applied to its interest in a Certificate or commitment to make or acquire interests in Purchases; provided that such Affected Party shall not be entitled to additional payments pursuant to Section 4.6 attributable to its failure to satisfy the requirements of subsection 4.6(c) as if it were an Assignee.

        (g) Each Affected Party claiming increased amounts described in Sections 4.3, 4.5, 4.6 or 10.5 shall furnish, through its related Purchaser, to the Trustee, the Agent, Servicer and Transferor a certificate setting forth in reasonable detail the basis and amount of each request by such Affected Party for any such amounts referred to in such Section, which certificate will be prepared in accordance with the requirements of such Section (if any). Determinations by an Affected Party of any increased amounts referred to in such Sections shall be conclusive, absent demonstrable error. Each Affected Party shall promptly notify, through its related Purchaser, the Trustee, the Agent, Servicer and Transferor of the occurrence of any event of which such Affected Party is aware that would be likely to result in a demand for compensation pursuant to Section 4.3, 4.5,
4.6 or 10.5.

        SECTION 10.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full and all commitments of the Purchasers hereunder have been terminated. In addition, the obligations of Transferor under Sections 2.2(b), 2.3(c), 4.2, 4.3, 4.5, 4.6, 9.10, and 10.5 and the
obligations of the Purchasers under Section 9.6 shall survive the termination of this Agreement.

        SECTION 10.5 Expenses; Indemnification. Transferor and ICP jointly and severally shall pay on demand (a) all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) of the Agent incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchasers and the Agent in collecting the Receivables and
(b) all reasonable out-of-pocket fees and expenses of the Purchasers and the Agent (including reasonable attorneys' fees and expenses of their counsel) incurred in connection with performance by the Agent of its administrative duties under this Agreement, any consulting performed by the Agent at the request of the Transferor, and the enforcement of the Transaction Documents against Transferor, Servicer, Guarantor and the Sellers and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents, and hereby indemnifies and saves the Agent and the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and ICP jointly and severally agree to reimburse and indemnify the Agent and each Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent or the Purchasers (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any Transaction Document. Additional amounts sufficient to indemnify the Purchasers, Agent or other Indemnitees under this Section 10.5 shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchasers, Agent or other Indemnities shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        Notwithstanding the foregoing (and with respect to clause (x) below, without prejudice to the rights that an Indemnitee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (w) resulting from gross negligence or willful misconduct on the part of such Indemnitee (or any of its officers, directors, employees, affiliates or agents) or the failure of such Indemnitee to perform its obligations under the Transaction Documents,
(x) to the extent they include amounts in respect of Receivables and reimbursement therefor that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor or (y) to the extent they are or result from lost profits (other than any interest or prepayment premium or early termination amount).

        If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and ICP jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liability in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and ICP on the other hand, but also the relative fault of the

Indemnitee (if any), Transferor and ICP and any other relevant equitable considerations; provided that the Transferor shall not, and shall not be obligated to, pay any amount pursuant to this Section unless and to the extent that the Transferor has funds available to pay such amounts or funds are allocated thereafter to the Transferor pursuant to the penultimate paragraph of Section 4.3 or priority fifth of Section 4.4 of the Supplement, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments. Any amount which Transferor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Sec. 101 of the Bankruptcy Code) against or corporate obligation of Transferor for any such insufficiency.

        SECTION 10.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 7.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

        SECTION 10.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement, (b) in the case of the Trustee, LaSalle National Bank, ABS Trust Services, 135 South LaSalle Street, Chicago, Illinois 60674, Attention:
Shashank Mishra, or (c) to another address as that party may designate in writing to the Agent and Transferor.

        SECTION 10.8 No Third-Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto, and Assignees described in Section 10.3 and, to the extent provided in Section 10.3, the other Affected Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement.

        SECTION 10.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

        SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

        SECTION 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        SECTION 10.12  Tax Characterization. Each party to this Agreement
(a) acknowledges that it is the intent of the parties to this Agreement that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and (c) agrees to treat the Certificates, for purposes of Federal, state and local income and franchise and other taxes measured by or imposed on income, as indebtedness.

        SECTION 10.13 No Proceedings. (a) Each of Servicer, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") so long as any Series 1996-1 Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Series 1996-1 Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

                                *  *  *  *  *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                  INTER-CITY PRODUCTS
                                  RECEIVABLES COMPANY, L.P.

                                  By: Inter-City Products Partner
                                      Corporation, its general partner

                                  By: /s/ David P. Cain
                                    ------------------------------------
                                  Title: Senior Vice President


                                  Address: 650 Heil-Quaker Boulevard
                                            Lewisburg, Tennessee 37091

                                  Attention:       David Cain
                                  Telephone:  (615) 270-4136
                                  Facsimile:   (615) 270-4220


                                  INTER-CITY PRODUCTS CORPORATION (USA), as
                                           Servicer

                                  By: /s/ David P. Cain
                                    ------------------------------------
                                  Title: Senior Vice President

                                  Address: 650 Heil-Quaker Boulevard
                                            Lewisburg, Tennessee 37091

                                  Attention:       David Cain
                                  Telephone:       (615) 270-4136
                                  Facsimile:       (615) 270-4220

                                  THE CHICAGO CORPORATION,
                                    as Agent


                                  By: /s/ Mike Woodhead
                                     ------------------------------------
                                  Name:  Mike Woodhead
                                  Title:    Senior Vice President

                                  Address:         208 South LaSalle Street
                                                   Chicago, Illinois 60604


                                  Attention:      Mike Woodhead
                                  Telephone:       (312) 855-7555
                                  Facsimile:     (312) 553-6832



                                  ANAGRAM FUNDING CORP.,
                                    as a Purchaser

                                  By: /s/ Andrew L.Stidd
                                     ------------------------------------
                                  Name:  Andrew L. Stidd
                                  Title: President

                                  Address:

                                  Attention:
                                  Telephone:
                                  Facsimile:

                                                              SCHEDULE I
                                       to Certificate Purchase Agreement
                                                  Series 1996-1, Class A

               AMOUNT OF EACH INITIAL PURCHASER'S CERTIFICATE
               ----------------------------------------------

Purchaser                         Stated Amount of Certificate
                                  ----------------------------

Anagram Funding Corp.             $60,000,000.00

                                  Class Percentage
                                  ----------------

Anagram Funding Corp.                      100%

                                  Series Percentage
                                  -----------------

Anagram Funding Corp.                      85.71%

                                                              EXHIBIT A
                                      to Certificate Purchase Agreement
                                                   Series 1996-1, Class
A


                   FORM OF POOLING AND SERVICING AGREEMENT


                                  [OMITTED]

                                                               EXHIBIT B
                                       to Certificate Purchase Agreement
                                                  Series 1996-1, Class A


                   FORM OF RECEIVABLES PURCHASE AGREEMENT


                                  [OMITTED]

                                                                EXHIBIT C
                                        to Certificate Purchase Agreement
                                                   Series 1996-1, Class A


                      FORM OF SERIES 1996-1 SUPPLEMENT


                                  [OMITTED]

                                                                EXHIBIT D
                                        to Certificate Purchase Agreement
                                                   Series 1996-1, Class A


                        FORM OF ASSIGNMENT AGREEMENT

        This ASSIGNMENT AGREEMENT, dated as of [____________] (this "Agreement"), is made between ____________________ ("Assignor"), and [_____________________] ("Assignee"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the Certificate Purchase Agreement (as defined below).


                                 BACKGROUND


        A. Assignor is a party to the Certificate Purchase Agreement, dated as of July 25, 1996 (as amended, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement"), among INTER-CITY PRODUCTS RECEIVABLES COMPANY, L.P., a Tennessee limited partnership ("Transferor"), INTER-CITY PRODUCTS CORPORATION (USA), a Delaware corporation, the Purchasers party thereto (including Assignor), and THE CHICAGO CORPORATION, as Agent.

        B. Assignor wishes to assign, and Assignee wishes to be so assigned, Assignor's rights and obligations arising on and after the Effective Date (as defined below) under the Certificate Purchase Agreement and its Certificate including (a) its obligations to make Purchases (its "Credit Exposure") and
(b) its outstanding Purchases (the "Purchases").

        C. Assignor and Assignee also wish (a) Assignee to assume the obligations of Assignor under the Certificate Purchase Agreement with respect to Assignee's Share (as defined below) to the extent of the rights assigned and (b) Assignor to be released from the obligations assumed by Assignee.

        D. Transferor and the Agent, by their execution hereof, are providing their written consent to the assignment accomplished by this Agreement.

        SECTION 1. Assignment. Effective on the Effective Date (as defined below) and upon payment of the amount specified in Section 3(a), Assignor hereby assigns and transfers to Assignee, without recourse, representation or warranty of any kind, express or implied (except as provided in Sections 6(a) and
(b)), and subject to Section 4(b), Assignee's Share (as specified in Annex I hereto) (the "Assignee's Share") of all of Assignor's rights, title and interest arising under (a) the Certificate Purchase Agreement relating to Assignor's Credit Exposure including all rights and obligations with respect to the Purchases attributable to Assignee's Share and (b) Assignor's Certificate with respect to Assignee's Share as will result in Assignee having from and after the Effective Date the Class Percentage ("Assignee's Percentage") specified in Annex I.

        SECTION 2. Assumption. Effective on the Effective Date, Assignee hereby irrevocably purchases, assumes and takes from Assignor, and Assignor is hereby expressly and absolutely released from, all of Assignor's obligations arising under the Certificate Purchase Agreement relating to Assignee's Share and of any outstanding Purchases attributable to Assignee's Share. Assignee hereby agrees to be bound by the provisions of the Certificate Purchase Agreement.

        SECTION 3. Payment. In consideration of the assignment by Assignor to Assignee as set forth above, Assignee agrees to pay to Assignor, in Dollars and in immediately available funds, (a) on or prior to the Effective Date, an amount specified by Assignor in writing on or prior to the Effective Date that represents Assignee's Share attributable to the principal amount of the Purchases made pursuant to the Certificate Purchase Agreement and outstanding on the Effective Date, and (b) from time to time thereafter, other amounts (if any) that Assignee has agreed in writing to pay to Assignor after the Effective Date. In consideration of the assumption by Assignee, Assignor agrees to pay to Assignee within two Business Days of the Effective Date, an assignment fee (if any) that previously has been agreed to in writing by both parties.

        Notwithstanding anything to the contrary in this Agreement, if and when Assignee receives or collects (x) any payment of principal or interest relating to any Purchases or (y) any payment of fees that are required to be paid to Assignor pursuant to this Agreement, then Assignee shall forward the payment to Assignor.

        To the extent payment of funds to Assignee or Assignor are not made within two Business Days, each, as the case may be, shall be entitled to recover the due amount, together with interest thereon at the Federal Funds Rate per annum accruing from the date of payment or the date of receipt of the funds by the other party.

        SECTION 4. Effectiveness. (a)(i This Agreement shall become effective on the date (the "Effective Date") on which it shall have been duly executed by all parties and the Agent shall have recorded the information contained herein in its records (or automatically upon the Agent's receipt of this Agreement signed by Assignor and Assignee if not so recorded within five Business Days of such receipt) Assignor hereby notifies the Agent of the assignment, effective as of the Effective Date, of Assignee's Share and any Purchases attributable to the Assignee's Share, and directs the Agent to pay Assignee (A) any payment of principal of, or interest on, any Purchase attributable to the Assignee's Share of any Purchases and (B) any Non-Usage Fees attributable to the Assignee's Share of the Credit Exposure. No (x) failure of either Assignee or Assignor to settle any amount owed to the other (except with respect to the payment of the processing and recordation fee to the Agent and the payment due under Section 3(a)), (y) dispute respecting any other settlement, including in respect of Transferor, or (z) bankruptcy, insolvency or other condition whatsoever respecting any Person, shall in any way impair, reduce or otherwise affect the effectiveness of this Agreement.

        (ii   Assignor, Assignee and the Agent each acknowledges and agrees that from and after the Effective Date, the Agent shall make all payments under the Certificate Purchase Agreement in respect of Assignee's Share (including all payments of principal, interest and Non-Usage Fees with respect thereto, whether or not the payments shall have accrued prior to or after the Effective Date) to Assignee only. Assignor and Assignee hereby agree further to make all appropriate adjustments in payments to either of them under the Certificate Purchase Agreement for periods prior to the Effective Date directly between themselves.

        (b   With respect to any Purchase attributable to Assignee's Share, if and when Assignor receives or collects any payment of principal, interest, Non-Usage Fees or Additional Amounts with respect to Assignee's Share for any period commencing on or after the Effective Date, Assignor shall distribute to Assignee the portion attributable to Assignee's Share, but only to the extent it accrued on or after the Effective Date and was not theretofore paid to Assignee by Transferor or otherwise. Any principal, interest, Non-Usage Fees and Additional Amounts paid prior to the Effective Date shall be retained by Assignor. Any principal, interest, Non-Usage Fees and Additional Amounts received by Assignee that accrued prior to the Effective Date shall be forwarded promptly, in the form received, to Assignor. Assignee recognizes and agrees that (i) it shall receive no payment on account of any Agent's fees or other amounts or expenses (including counsel fees) payable to the Agent (in such capacities and for their own account), (ii) this Agreement shall not operate to assign any rights or delegate any obligations of the Agent (in such capacities), and (iii) notwithstanding anything to the contrary in this Agreement, Assignor shall retain all of its rights to indemnification under the Certificate Purchase Agreement for any events, acts or omissions occurring prior to the Effective Date.

        (c) The Agent, by its execution hereof, acknowledges the assignment and agrees to make payments in respect of principal, interest, fees and Additional Amounts as described in clause (a).

        SECTION 5. Rights as Purchaser under Certificate Purchase Agreement. In accordance with Section 10.3 of the Certificate Purchase Agreement, (a) as of the Effective Date, Assignee will be a Purchaser under, and party to, the Certificate Purchase Agreement and shall have (i) all of the rights and obligations of a Purchaser (to the extent of the assignment and assumption of Assignee's Share effected by this Agreement) and (ii) the addresses for (A) notice purposes and (B) LIBOR Office as set forth in items 2 and 3, respectively, of Annex I hereto and (b) promptly on or after the Effective Date, Transferor will execute and deliver any documents and instruments that Assignor or Assignee reasonably may require.

        SECTION 6. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other as follows:

                 (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to fulfill the obligations hereunder and to consummate the transactions contemplated hereby,

                 (ii) the making and performance of this Agreement and all documents required to be executed and delivered hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other applicable law or regulation,

                 (iii) this Agreement has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, and

                 (iv) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

        (b) Assignor represents and warrants to Assignee that Assignee's Share and the Purchases attributable to Assignee's Share are not subject to any liens or security interests created by Assignor.

        (c) Except as set forth in subsections (a) and (b), Assignor makes no representations or warranties, express or implied, to Assignee and shall not be responsible to Assignee for (i) the execution, effectiveness, genuineness, legality, validity, enforceability, collectibility, regulatory status or sufficiency of the Certificate Purchase Agreement or any of the other Transaction Documents, (ii) the perfection, priority, value or adequacy of any collateral security or guaranty, (iii) the taking of any action, or the failure to take any action, with respect to any of the Transaction Documents, (iv) any representations, warranties, recitals or statements made in any of the Transaction Documents or in any written or oral financial or other statements, instruments, reports, certificates or documents made or furnished by Assignor to Assignee or by or on behalf of Transferor or any of its Affiliates to Assignor or Assignee in connection with the Transaction Documents and the transactions contemplated thereby, (v) the financial or other condition of Transferor or any other Person or (vi) any other matter having any relation to any of the foregoing. Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or the existence or possible existence of any Unmatured Early Amortization Event, Early Amortization Event or Servicer Default. Additionally, Assignor shall not have any duty or responsibility either initially or on a continuing basis to make any investigation or any appraisal on Assignee's behalf or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor's possession before the execution of the Certificate Purchase Agreement or at any time thereafter. Assignor shall have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of Transferor or any other Person obligated under the Certificate Purchase Agreement or any related instrument or document.

        (d) Assignee represents and warrants that (x) it has made its own independent investigation of each of the foregoing matters, including the financial condition and affairs of Transferor and its Affiliates, in connection with the making of the Purchases and the execution of this Agreement (including the solvency of Transferor and its Affiliates, their ability to pay their respective debts as they mature and the capital of Transferor and its Affiliates remaining after the closing under the Transaction Documents and the consummation of the transactions contemplated thereby) and has made and shall continue to make its own appraisal of the creditworthiness of Transferor and its Affiliates, and (y) the representations and warranties set forth in Section 6.3 of the Certificate Purchase Agreement are true and correct with respect to the Assignee. Assignee hereby agrees that it will not make any general solicitation or general advertising for the offer or sale of the Certificates. Assignee (i) confirms that it has received copies of the Transaction Documents together with copies of certain other closing documents delivered in connection with the Certificate Purchase Agreement, financial statements and any other documents and information that it has requested or deemed appropriate to make its own credit analysis and decision to enter into this Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents.

        (e) Assignee represents and warrants to Transferor that the representations and warranties in Section 6.3 of the Certificate Purchase Agreement are true and correct in respect of such Assignee as of the date hereof.

        SECTION 7. No Proceedings. Assignee hereby agrees to be bound by the provisions of Section 10.13 of the Certificate Purchase Agreement.

        SECTION 8. Withholding Taxes. [In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee agrees to execute and deliver to the Trustee, as Paying Agent, and the Agent, for delivery to Transferor, on or before the Effective Date, (a) two original copies of Internal Revenue Service Form 1001 or 4224 or successor applicable form, properly completed and duly executed by the Assignee certifying that it is entitled to receive payments under the Certificate Purchase Agreement and any Certificate without deduction or withholding of any United States Federal income taxes, and (b) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed. Assignee represents and warrants to Transferor and Assignor that, as of the Effective Date, it shall be entitled to receive payments of principal and interest under its Certificate, the Certificate Purchase Agreement and hereunder without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof. In the event that, after delivering the applicable form, Assignee shall cease to be exempt from withholding and/or deduction of taxes, then the Agent may withhold and/or deduct the applicable amount from any payments of principal, interest and any fees to which Assignee otherwise would be entitled, and the Agent shall have no liability whatsoever to Assignee for any such withholding or deduction. Assignee shall indemnify Transferor and the Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from Assignee's breach of such representation and warranty.]1

        SECTION 9. Miscellaneous. (a) Each of the parties hereto agrees to take any action and execute and deliver any documents that any party hereto reasonably may request from time to time in order to implement more fully the purposes of this Agreement. Without limiting the generality of the foregoing, Assignor and Assignee will cooperate in obtaining for Assignee a Certificate (as well as a replacement Certificate for Assignor representing any retained interest of Assignor).

--------------------------
1/ If the Assignee is not a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

        (b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        (c) Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and no term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally or otherwise, except in a writing signed by Assignor and Assignee.

        (d) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        (e) Each of the parties hereto agrees that each party shall bear its own expenses in connection with the preparation and execution of this Agreement and the consummation of the Assignment described herein. Assignee further agrees that it shall send a check in the amount of [$1,500] [3,500] to the Agent on or prior to the Effective Date, as payment of the processing and recordation fee described in Section 10.3(c) of the Certificate Purchase Agreement. [Select correct amount in accordance with that Section.]

        (f) All representations and warranties made, and indemnities provided for, herein shall survive the consummation of the transactions contemplated hereby.

        (g) Assignor may at any time or from time to time grant assignments in its rights and obligations under the Certificate Purchase Agreement and its Certificate to other Persons, but not in the portions thereof assigned to Assignee.

        (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of Assignee's Share in the manner contemplated by the Certificate Purchase Agreement.

        (i) Assignee acknowledges that all obligations of the Agent are subject to Article IX of the Certificate Purchase Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                           -----------------------------,
                                           as Assignor

                                           By:
                                              ---------------------------
                                           Title:
                                                 ------------------------


                                           -----------------------------,
                                           as Assignee

                                           By:
                                              ---------------------------
                                           Title:
                                                 ------------------------


        The undersigned hereby acknowledges the terms and provisions of this Agreement, and agrees to make payments in respect of principal, interest and fees as described in Section 4(a).


THE CHICAGO CORPORATION,
  as Agent

By:
   -------------------------------

Title:
      ----------------------------

                                                                 ANNEX I
                                                 to Assignment Agreement


Item 1.  Assignee's Share:

     (a)  Assignee's Stated Amount                                $

     (b)  Assignee's Class Percentage                             %


Item 2.  Address of Assignee for notice purposes:

        ----------------------------------------
        ----------------------------------------
        ----------------------------------------

        Attention:
                   ------------------------------
        Telephone:
                   ------------------------------
        Facsimile:
                   ------------------------------


Item 3.  LIBOR Office of Assignee:

        ----------------------------------------
        ----------------------------------------
        ----------------------------------------

                                                             APPENDIX X
                                      to Certificate Purchase Agreement
                                                 Series 1996-1, Class A


                      INDEX OF ADDITIONAL DEFINED TERMS

Administration Fee. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Agent Administration Fee. . . . . . . . . . . . . . . . . . . . . . . . 25
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Arrangement Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Assignee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Breakage Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Class Percentage. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Commitment Reduction Fee. . . . . . . . . . . . . . . . . . . . . . . .  4
Credit Exposure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
ICP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Initial Servicer. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
LIBOR Office. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Minimum Usage Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Non-Usage Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Pooling Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Purchase. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Purchasers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Receivables Review. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Required Class A Purchasers . . . . . . . . . . . . . . . . . . . . . . 25
Required Purchasers . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Series Percentage . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Servicer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Stated Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Supplement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Transferee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Transferor. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Trust Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5